Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporating by reference in Registration Statement No. 333-163818 and No. 333-51538 of Greene County Bancorp, Inc. on Form S-8 of our report dated June 27, 2012, appearing in the Annual Report on Form 11-K/A of the statement of net assets available for benefits of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust in the United States as of December 31, 2011 and the related statement of changes in net assets available for benefits for the year then ended.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP

Syracuse, New York
October 25, 2012